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                                                                    EXHIBIT 99.1


Friday June 16, 9:03 Am Eastern Time

Company Press Release
SOURCE: Wire One Technologies, Inc.

Wire One Technologies Completes $17 Million Private Placement

HILLSIDE, N.J., June 16 /PRNewswire/ -- Wire One Technologies, Inc. (Nasdaq:
WONE - news), a leading video applications service provider, today announced it has completed the private placement of 2,450 shares of a newly designated Series A convertible preferred stock and warrants with a select group of institutional and strategic investors led by Peconic Fund, Ltd., an affiliate of Ramius Capital Group, and Polycom, Inc. (Nasdaq: PLCM - news).

The private placement, managed by H.C. Wainwright & Co., Inc., raised gross proceeds of $17.15 million.

The preferred stock is convertible into WONE common stock at a price of $7.00 per share, subject to adjustment and certain conditions, over the three year term of the securities. The preferred stock will convert automatically if WONE shares trade at $12.50 or above for twenty consecutive trading days and the underlying common shares have been registered. The Company has agreed to file a registration statement registering the common stock underlying the preferred stock and warrants by July 29, 2000.

The preferred stock investors received warrants to purchase up to approximately 857,500 shares of common stock at an exercise price of $10.50 per share over the next five years, subject to adjustment. These warrants may be redeemed by the Company if WONE shares trade above $21.00 for twenty consecutive trading days.

The Company expects to use the net proceeds to fuel growth and expand into emerging video applications technologies, including the further development and installation of a global Internet Protocol (IP)-based video communications subscriber service utilizing DSL access, to be introduced by the Company later this year and rolled out globally in 2001.

"This funding provides the capital necessary to meet increasing customer demand across North America and around the world," said Richard Reiss, president and chief executive officer. Robert Hagerty, president and CEO of Polycom, said, "We want to ensure the market has access to the most advanced, next-generation voice, video and data applications. Our relationship with Wire One Technologies represents a long-term commitment to refining and expanding mass deployment of video application technologies through broadband communications, including IP-based networks."

Ramius Capital Group is a private investment firm that makes direct investments in growth and technology companies. Its principals are Peter Cohen, former chairman and CEO of Shearson Lehman Brothers; Morgan Stark, former president of Chemical Securities; Thomas Strauss, former president of Salomon Brothers; and Jeffrey Solomon, head of direct investments at the firm.

Wire One Technologies, Inc. is one of the world's largest video applications service providers (Video-ASPs), providing a full range of state-of-the-art video, voice and network communications solutions to commercial, federal and state government, medical, and education customers nationwide and across the globe. Among these

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solutions are comprehensive data transmission solutions, video streaming and webcasting services, and shortly, a global Internet Protocol (IP)-based videoconferencing subscriber service, utilizing DSL access, offering substantially reduced transmission costs and dramatically improved quality of service (QOS). Wire One Technologies has sales and marketing agreements with Polycom, Inc., Cisco Systems, RADVision, VCON, PictureTel Corporation, VTEL Corporation, Accord, Madge Networks, Sony Electronics, Lucent, Panasonic, Active Voice, AT&T, Sprint, Covad Communications and Digital Island Inc. The Company is based in Hillside, New Jersey, with some 25 offices nationwide.

H. C. Wainwright & Co., Inc., founded in 1868, is a Boston based investment bank that provides integrated research, investment banking and capital markets capabilities in video and voice communications technology, wireless technology, information technology, software and services and healthcare technologies.

The statements contained herein, other than historical information, are or may be deemed to be forward-looking statements and involve factors, risks and uncertainties that may cause actual results in future periods to differ materially from such statements. These factors, risks and uncertainties include market acceptance and availability of new products; the non-binding and nonexclusive nature of reseller agreements with manufacturers; rapid technological change affecting products; the impact of competitive products and pricing, as well as competition from other resellers; possible delays in the shipment of new products; and the availability of sufficient financial resources to enable the Company to expand its operations.

SOURCE: Wire One Technologies, Inc.